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                                                                    EXHIBIT 10.3


                           CHANGE OF CONTROL AGREEMENT



        This Agreement dated August 14, 1999, by and between LIBERTY BAY FINANCIAL CORPORATION AND NORTH SOUND BANK (hereinafter refereed to jointly as the "Bank"), and MARK D. FREEMAN (the "Executive"):

        WHEREAS, the Executive has rendered valuable services to the Bank and the Bank desires to be assured that the Executive will continue rendering such services to the Bank,

        WHEREAS, the Bank wishes to assure itself of continuity of management in the event of any actual or threatened Change of Control of the Bank, and

        WHEREAS, the Executive is willing to continue to serve the Bank but desires assurance that he will be protected in the event of any Change of Control;

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the parties agree as follows:

        1. Severance Benefits. The Bank agrees that if there is a Change of Control of the Bank, and the Executive leaves the employment of the Bank, whether voluntarily or involuntarily (other than discharge for cause, as defined below), within twelve (12) months after such Change of Control:

                a. The Executive shall receive monthly, commencing on the first day of the first calendar month following discontinuance of his employment due to a Change of Control, a cash payment in an amount equal to his total compensation (W-2 income before salary deferrals plus Liberty Bay Financial Corporation/North Sound Bank director's fees) over the twelve (12) months preceding the month in which the Change of Control occurs, divided by 12, which cash payment shall be paid for twenty four (24) consecutive months.

                b. The Executive shall continue to be covered by all of the Bank's medical, health (including disability), and dental plans for twenty-four (24) months following discontinuance of his employment due to a Change of Control.

        2. Termination Before Change of Control. If the Executive's employment is involuntarily terminated (other than discharge for cause, as defined below) before a Change of Control but after negotiations which result in a Change of Control have commenced, the Executive shall be entitled to the Severance Benefits described in Paragraph 1, said benefits to be paid after the Change of Control actually occurs.

        3. Consideration.

                a. The amounts paid to the Executive hereunder shall be considered severance pay in consideration of the past services he has rendered to the Bank and in consideration of his continued service from the date hereof to his entitlement to those payments.

                b. The Executive shall have no duty to mitigate his damages by seeking other employment. Should the Executive actually receive other payments from any such other



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        employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

        4. Change of Control. As used herein, a "Change of Control" will be deemed to have occurred when there is a change in ownership of the Bank's common stock, whereby any person, entity, or group of associated persons and/or entities acting in concert increases its beneficial ownership (whether direct or indirect) to fifty-one percent (51%) of the Bank's common stock or the common stock of the bank holding company, Liberty Bay Financial Corporation. The ownership of the holding company will be considered "essentially the same" if no more than ten percent (10%) of the shares of the bank holding company following the bank holding company formation are held by shareholders who were not shareholders of the Bank.

        5. Discharge for Cause. For purposes of this Agreement, the termination of the Executive's employment shall be deemed to have been made for cause only upon the following circumstances:

                a. The termination is as a result of acts of dishonesty on the part of the Executive constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Bank; or

                b. The Executive has, willfully and in bad faith, refused or neglected to carry out the reasonable duties which may have been assigned to him and such refusal shall continue after written notice to the Executive and a period of ten (10) days in which time the Executive shall have the opportunity to cure such failure.

        6. Termination of the Agreement. This Agreement shall terminate if prior to the Change of Control of the Bank as defined here, the Executive shall voluntarily resign, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time, or die.

        7. Effect on Other Benefits. The arrangements called for by this Agreement are not intended to have any effect on the Executive's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time-to-time.

        8. Automobile. Upon termination of the Executive's employment following a Change of Control, the Executive shall be permitted to purchase the Bank's automobile that he is then using, at the Bank's depreciated cost.

        9. Golden Parachute (FDIC). The Bank shall not be obligated to make, and the Executive shall not be entitled to, any payment under this Agreement if such payment would constitute a "golden parachute" payment prohibited by 12 U.S.C. 1828(k) or 12 CFR ss.359.0 et seq. The Bank shall have no liability to the Executive under or in relation to this Agreement should any payment be deemed a prohibited "golden parachute" payment.

        10. Binding Effect. This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

        11. Miscellaneous. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or



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discharge is agreed to in writing by the Executive and the Board of Directors of the Bank. This is the entire agreement between the parties. This Agreement shall be governed under the laws of the State of Washington.

        12. Jurisdiction/Venue/Mandatory Arbitration. Any legal action brought to resolve disputes arising out of this Change of Control Agreement, or any amendments thereto, shall be commenced in Kitsap County Superior Court in the State of Washington and shall be resolved in accordance with the Superior Court Mandatory Arbitration Rules and the Kitsap County Local Rules for Mandatory Arbitration, if any, with the parties agreeing to waive the jurisdictional limits. The decision of the arbitrator shall be binding on the parties, and the parties waive the right of de novo appeal from such decision.

        It is agreed that the arbitrator shall award to the prevailing or substantially prevailing party all fees incurred by such party with regard to such arbitration, including reasonable legal, accounting, and expert witness fees. If the arbitrator determines that there is no prevailing or substantially prevailing party, the reasonable legal, accounting, and expert witnesses fees shall be the responsibility of each party.

        IN WITNESS WHEREOF, the parties have signed this Agreement this 14th day of August 1999.



                                      Liberty Bay Financial Corporation
                                      and North Sound Bank


                                      By:        /s/
                                          -------------------------------------
                                          Michael J. Clementz
                                          President/CEO


                                                 /s/
                                      -----------------------------------------
                                          Mark D. Freeman




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